Pacific State Bancorp Reports the Resignation of President and Chief Executive Officer

STOCKTON, Calif., Dec. 30 Pacific State Bancorp (Nasdaq: PSBC), the parent company of Pacific State Bank, today reported the resignation of their President and Chief Executive Officer, Steven A. Rosso effective Saturday, December 27, 2008.  Mr. Rosso served at Pacific State Bank for nearly 22 years, most of those years as President and Chief Executive Officer.  Mr. Rosso resigned due to personal reasons and has agreed to remain with the Bank in a consulting capacity for twelve months after his effective resignation date.  Pacific State Bancorp has named Rick Simas as Interim President of Pacific State Bank, and has not determined Mr. Rosso's replacement as the Chief Executive Officer of Pacific State Bancorp.  "We want to express our heartfelt thanks to Mr. Rosso for his years of service and we wish he and his family the best in the future," stated Dr. Harold Hand, Chairman of the Board.

Mr. Simas is a long time employee of Pacific State Bank, serving for almost 10 years and has worked in the banking industry for 24 years.  Mr. Simas has served as Senior Vice President Branch Manager, Senior Vice President Regional Manager, and Senior Vice President, Senior Credit Administrator for Pacific State Bank.  Dr. Hand stated, "Mr. Simas is a strong candidate for the replacement of Mr. Rosso and we believe that he can lead the Bank effectively."